EXHIBIT 5.1

LAW OFFICES OF

FISHER THURBER LLP

A Limited Liability Partnership Including Professional Corporations

Of Counsel	4225 Executive Square
F. Marshall Thurber	Suite 1600	Telephone (858) 535-9400
F. Kevin Loughran	La Jolla, California 92037-1483	Fax (858) 535-1616

January 17, 2006

Board of Directors

Cardium Therapeutics, Inc.

3611 Valley Centre Drive, Suite 525

San Diego, CA 92130

Re: Registration Statement on Form SB-2

Cardium Therapeutics, Inc.

Our File No. 1417.00

Gentlemen:

We have acted as special counsel for Cardium Therapeutics, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”), pursuant to which certain stockholders may sell up to 30,074,393 shares of the Company’s common stock (“Common Stock”).

We are familiar with the proceedings by which the Common Stock has been authorized, and we have reviewed and are familiar with the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and such other corporate records and documents as we have deemed necessary to express the opinion herein stated.

In rendering the opinion herein we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Common Stock to be sold and delivered as contemplated by the Registration Statement was validly issued and is fully paid and nonassessable.

Board of Directors

Cardium Therapeutics, Inc.

January 17, 2006

We hereby consent to the references to this firm in the Legal Matters section of the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

Fisher Thurber LLP

By:	/s/ David A. Fisher
David A. Fisher

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